EXHIBIT 99.1
For more information contact:
Jerry Mueller, Senior Vice President (314) 512-7251
Ann Marie Mayuga, AMM Communications (314) 485-9499

ENTERPRISE FINANCIAL REPORTS FOURTH QUARTER 2012 AND YEAR END RESULTS

•	Net income for 2012 totals $28.3 million, up 11% over 2011

•	2012 earnings per diluted share of $1.37, compared to $1.34 in prior year

•	Fourth quarter net income totals $5.4 million, or $0.23 per diluted share

•	Commercial & Industrial loans grow 9% over linked quarter and 26% over prior year period

•	Noninterest-bearing demand deposits up 17% over prior year period

•	Company repurchases preferred stock and warrants from U.S. Treasury, exiting TARP

St. Louis, January 24, 2013. Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported net income of $28.3 million for the year ended December 31, 2012, compared to net income of $25.4 million for the prior year period. After deducting dividends and accretion on preferred stock, the Company reported net income of $1.37 per diluted share as compared to $1.34 in 2011. The accelerated accretion associated with the Company's repurchase of preferred stock reduced 2012 diluted earnings per share for the fourth quarter and full year of 2012 by approximately $0.03.

For the fourth quarter of 2012, the Company reported net income of $5.4 million, a 25% decrease compared to net income of $7.2 million for the prior year period. After deducting dividends and accretion on preferred stock, including the accelerated dividend accretion, the Company reported net income of $0.23 per diluted share for the fourth quarter of 2012, compared to net income of $0.36 per diluted share for the fourth quarter of 2011. Higher provision for loan losses and accelerated accretion of discount from the early redemptions of preferred stock held in the U.S. Treasury's Troubled Asset Relief Program ("TARP") accounted for the reduction in earnings from the prior year fourth quarter.

Peter Benoist, President and CEO, commented, “Enterprise's 11% increase in net income for 2012 reflected continued favorable results from our covered loan portfolio and sustained growth in our core banking business. We continue to gain share in our primary private business market, driving strong growth in loans and demand deposits. Over the course of the year we increased net C&I loans outstanding by $200 million, or 26%. These loans now represent 46% of our total organic loan portfolio. We also increased our noninterest bearing demand deposit balances by more than 17%, contributing to a significantly lower-cost mix of deposits compared to a year ago.”

“Loan growth in the fourth quarter was particularly strong with a mix of new relationships to the Company and strong fundings in commercial finance, structured finance and life insurance premium finance specialties,” added Benoist. “Net earnings were reduced by an increase in credit costs as nonperforming loans increased during the quarter. However, on a year over year basis, we reduced our nonperforming asset ratio from 1.74% to 1.44% and we expect that overall positive trend in asset quality to continue.”

Banking Segment

Deposits
Total deposits at December 31, 2012 were $2.7 billion, an increase of $107.9 million, or 4%, from September 30, 2012 and a decrease of $132.5 million, or 5% from the prior year period. The increase in deposits from the linked quarter was largely comprised of noninterest-bearing demand deposits and money market and savings accounts with higher cost certificates of deposits continuing to decline. The year over year decrease in deposits was largely comprised of an intentional 29% reduction in higher cost certificates of deposit as the Company continues to manage down its cost of funds.

Noninterest-bearing demand deposits increased $65.7 million and $101.3 million, as compared to the linked quarter and prior year, respectively. Noninterest-bearing deposits represented 26% of total deposits at December 31, 2012, up from 21% at December 31, 2011.

Loans not covered under FDIC loss share agreements ("Non-covered loans")
Portfolio loans totaled $2.1 billion at December 31, 2012, increasing $118.9 million, or 6%, in the fourth quarter of 2012.

The Company, which historically has been a strong Commercial and Industrial ("C&I") lender posted an $82.5 million, or 9% increase in C&I loans during the fourth quarter, the tenth consecutive quarter of growth in that lending category. C&I loans represented 46% of the Company's loan portfolio at December 31, 2012.

On a year over year basis, portfolio loans increased $209.0 million, or 11%. C&I loans increased $199.7 million, or 26%, since December 31, 2011, while Construction and Residential Real Estate loans decreased $4.7 million, or 2%, over the same time frame as the Company continues to shift its loan mix toward C&I credits.

Asset quality for Non-covered loans and other real estate not covered by loss share agreements
Nonperforming loans, including troubled debt restructurings of $1.4 million, were $38.7 million at December 31, 2012, a 21% increase from $32.1 million at September 30, 2012 and a 7% decline from $41.6 million at December 31, 2011. During the quarter ended December 31, 2012, there were $27.8 million of additions to nonperforming loans, $6.6 million of charge-offs, $9.1 million of other principal reductions, $4.0 million of assets transferred to other real estate, and $1.5 million moved to performing loans. The additions to nonperforming loans were primarily within the Commercial Real Estate and C&I components of our loan portfolio and were from all three of our geographic markets. The largest addition to nonperforming loans was a $4.7 million Commercial Real Estate loan.

Steve Marsh, Chairman and CEO of Enterprise Bank & Trust, noted, “We've commented previously on the elevated credit risks that persist in our portfolio, given the slow pace of economic recovery and continuing softness in the real estate markets. As a business-focused bank, we expect our credit costs to fluctuate somewhat quarter to quarter. This was the case in the fourth quarter, with five watch list credits and one additional loan added to our non-performer totals. The loans are varied in type and location and their issues don't suggest a trend or pattern. In fact, the longer term trend in asset quality remains favorable with non-performing loan and foreclosed real estate balances and net charge-off percentage lower than a year ago.”

Nonperforming loans represented 1.84% of portfolio loans at December 31, 2012, versus 1.61% of portfolio loans at September 30, 2012, and 2.19% at December 31, 2011.

Nonperforming loans, by portfolio class at December 31, 2012 were as follows:

(in millions)	Total portfolio	Nonperforming	% NPL
Construction, Real Estate/Land Acquisition & Development	$160.9	$4.7	2.92%
Commercial Real Estate - Investor Owned	486.4	16.8	3.45%
Commercial Real Estate - Owner Occupied	333.2	5.7	1.71%
Residential Real Estate	145.6	2.6	1.79%
Commercial & Industrial	962.9	8.9	0.92%
Consumer & Other	17.0	—	—%
Total	$2,106.0	$38.7	1.84%

Excluding non-accrual loans, portfolio loans that were 30-89 days delinquent at December 31, 2012, remained at low levels, representing 0.10% of the portfolio compared to 0.07% at September 30, 2012 and 0.36% of December 31, 2011.

Other real estate totaled $9.3 million at December 31, 2012, a decrease of $3.2 million from September 30, 2012. At December 31, 2011, other real estate totaled $17.2 million. During the fourth quarter of 2012, the Company sold $7.9 million of other real estate, resulting in a loss of $1.0 million, primarily on one commercial real estate property in Kansas City. For the year, the Company sold $20.9 million of other real estate, reducing its portfolio by 46%, and resulting in a gain of $144,000.

Nonperforming assets as a percentage of total assets represented 1.44% of total assets at December 31, 2012 compared to 1.40% at September 30, 2012 and 1.74% at December 31, 2011.

Net charge-offs in the fourth quarter of 2012 were $5.8 million representing an annualized rate of 1.15% of average loans, compared to net charge-offs of $3.1 million, an annualized rate of 0.64% of average loans, in the linked third quarter and $4.9 million, an annualized rate of 1.04% of average loans, in the fourth quarter of 2011. For the year ended December 31, 2012, net charge-offs were $12.4 million or 0.64% of average loans versus $18.1 million or 0.99% in 2011.

Provision for loan losses was $5.9 million in the fourth quarter of 2012 compared to $1.0 million in the third quarter of 2012 and $0.0 million in the fourth quarter of 2011. The higher loan loss provision in the fourth quarter of 2012 compared to the third quarter of 2012 and fourth quarter of 2011 was due to a higher number of loan risk rating downgrades and additions in to non-performing loans in the quarter.

The Company's allowance for loan losses was 1.63% of loans at December 31, 2012, representing 89% of nonperforming loans. While the Company provided for net charge-offs in the fourth quarter, the loan growth noted above reduced the coverage rate on loans.

Loans and other real estate covered under FDIC loss share agreements
Loans covered under FDIC loss share agreements ("Covered loans") totaled $201.1 million at December 31, 2012, a decrease of $20.3 million, or 9%, from the linked third quarter primarily as a result of principal paydowns.

Other real estate at December 31, 2012 was reduced to $17.2 million, a 9% decrease from $18.8 million at September 30, 2012. During the fourth quarter of 2012, the Company sold $2.5 million of other real estate, resulting in a gain of $105,000. For the year, the Company sold $28.0 million of other real estate, reducing its portfolio by 53%, and resulting in a gain of $2.1 million.

The Company remeasures contractual and expected cash flows on Covered loans on a quarterly basis. When the remeasurement process results in a decrease in expected cash flows due to an increase in expected credit losses, impairment is recorded. Concurrently, the FDIC loss share receivable is increased to reflect anticipated future cash to be received from the FDIC. The amount of the increase is determined based on the specific loss share agreement, but is generally 80% of the losses. In the fourth quarter of 2012, impairments totaling $0.7 million were recorded for certain loan pools covered under loss share compared to $(0.1) million in the fourth quarter of 2011. The charge was partially offset through noninterest income by an increase in the FDIC loss share receivable.

Actual cash collections in excess of expected cash flows that represent accelerated loan payoffs result in the recognition of income, but also generally result in a decrease in the FDIC loss share receivable. These cash flows are, by their nature, unpredictable and can vary significantly period to period. Actual cash collections in excess of expected cash flows from loan payoffs in the fourth quarter resulted in accelerated discount income of $9.8 million, which was partially offset by a decrease in the FDIC loss share receivable.
Due to continued favorable projections in the expected cash flows of its Covered loans, the Company now anticipates it will be required to pay the FDIC at the end of one of the loss share agreements. Accordingly, a liability of $575,000 has been recorded through Other Noninterest Expense and will be adjusted as part of the quarterly remeasurement process.
The following table illustrates the net revenue contribution of covered assets for the most recent five quarters.

	For the Quarter ended
(in thousands)	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Accretion income	$7,442	$7,995	$7,155	$7,081	$6,841
Accelerated cash flows	9,778	7,446	5,315	2,691	4,733
Other	419	103	106	130	29
Total interest income	17,639	15,544	12,576	9,902	11,603
Provision for loan losses	(653)	(10,889)	(206)	(2,285)	144
Gain on sale of other real estate	105	34	769	1,173	144
Change in FDIC loss share receivable	(8,131)	1,912	(5,694)	(2,956)	(4,642)
Change in FDIC clawback liability	(575)	—	—	—	—
Pre-tax net revenue	$8,385	$6,601	$7,445	$5,834	$7,249

Net Interest Income
Net interest income for the banking segment in the fourth quarter increased $2.5 million from the linked third quarter, primarily due to accelerated cash flows in Covered loans. On a year over year basis, net interest income increased $7.5 million, or 22%. Including the effect of parent company debt, the net interest rate margin was 5.39% for the fourth quarter of 2012, compared to 5.21% for the third quarter of 2012 and 4.35% in the fourth quarter of 2011. In the fourth quarter of 2012, Covered loans yielded 33.42%, including effects of accelerated discount accretion due to cash flows on paid off Covered loans. Excluding the accelerated cash flow impacts, the Covered loans yielded 14.9% in the fourth quarter.

Beginning this quarter, the Company is presenting its core net interest margin as the net interest margin, including the contractual interest on Covered loans, but excluding the incremental accretion income on these loans. The core net interest margin for the most recent five quarters is as follows:

	For the Quarter ended
	December 31, 2012	September 30, 2012	June 30, 2012	March 31, 2012	December 31, 2011
Core net interest margin	3.50%	3.57%	3.62%	3.59%	3.43%

In recent quarters, improvements in earning asset and deposit mix are being offset by declines in earning asset yields, resulting in lower net interest rate margin. The 2012 full year core net interest margin was 3.57% as compared to 3.49% for 2011 as the improvement in our earning asset mix and lower funding costs have outweighed the decline in earning asset yields. The Company believes that core net interest margin is an important measure of our financial performance even though it is a non-GAAP measure. The attached tables contain a reconciliation of core net interest margin to net interest margin.

Wealth Management Segment

Fee income attributable to the Wealth Management segment includes Wealth Management revenue and income from state tax credit brokerage activities. Fourth quarter 2012 Wealth Management revenues of $1.8 million were $50,000, or 3%, lower than the linked quarter and $107,000, or 6%, higher than the prior year period. For the year ended December 31, 2012, Wealth Management revenues of $7.3 million, were $459,000, or 7% higher than 2011.

Trust assets under administration were $1.8 billion at December 31, 2012, compared to $1.6 billion at September 30, 2012 and $1.6 billion at December 31, 2011.

Gains from state tax credit brokerage activities, net of fair value marks on tax credit assets and related interest rate hedges, were $1.0 million for the fourth quarter of 2012, compared to $256,000 for the linked quarter and $1.1 million in the fourth quarter of 2011. Sales of state tax credits can vary by quarter depending on client demand.

Other Business Results

Total capital to risk-weighted assets was 12.30% at December 31, 2012 compared to 14.12% at September 30, 2012 and 13.78% at December 31, 2011. The tangible common equity ratio was 6.02% at December 31, 2012 versus 6.19% at September 30, 2012 and 4.99% at December 31, 2011. The Company's Tier 1 common equity ratio was 7.70% at December 31, 2012 compared to 7.91% at September 30, 2012 and 7.32% at December 31, 2011. The decline in the Total capital to risk-weighted assets was due to the repurchase of preferred stock. The decline for the quarter in the tangible common equity ratio and Tier 1 common equity ratio was primarily due to the increase in assets from our deposit growth in the quarter. The Company believes that the tangible common equity and the Tier 1 common equity ratios are important financial measures of capital strength even though they are considered to be non-GAAP measures and are not part of the regulatory capital requirements to which the Company is subject. The attached tables contain a reconciliation of these ratios to U.S. GAAP.

Noninterest expenses were $22.6 million for the quarter ended December 31, 2012 compared to $21.3 million for the quarter ended September 30, 2012 and $23.4 million for the quarter ended December 31, 2011. The Company exceeded its fourth quarter guidance on noninterest expenses primarily due to the aforementioned FDIC liability of $575,000. The decrease over the prior year period was primarily due to lower other real estate valuation write-downs in the fourth quarter of 2012.

The Company's efficiency ratio was 62.0% for the quarter ended December 31, 2012 compared to 47.0% for quarter ended September 30, 2012 and 71.4% for the prior year period. The changes in the efficiency ratio as compared to the linked quarter and the prior year quarter were primarily due to the revenue from assets under FDIC loss share agreements.

As previously announced, the Company exited the United States Department of Treasury Capital Purchase Program when it repurchased all 35,000 outstanding shares of its Fixed Rate Cumulative Perpetual Preferred Stock ("Preferred Stock") for approximately $35.4 million, including accrued dividends, on November 7, 2012, and ten-year warrants to purchase up to 324,074 shares of common stock for $1.0 million on January 9, 2013. In conjunction with the repurchase of the Preferred Stock, the Company recorded approximately $1.0 million of incremental accretion on preferred stock during the fourth quarter of 2012 to eliminate the remaining discount.

The Company will host a conference call at 2:30 p.m. CST on Thursday, January 24, 2013. During the call, management will address the fourth quarter of 2012 results. The call will be accessible on Enterprise Financial Services Corp's home page, at www.enterprisebank.com under “Investor Relations” and by telephone at 1-888-285-8004 (Conference ID #85549467.) Recorded replays of the conference call will be available on the website beginning two hours after the call's completion. The replay will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

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Readers should note that in addition to the historical information contained herein, this press release contains forward-looking statements, which are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. We use the words “expect” and “intend” and variations of such words and similar expressions in this communication to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, burdens imposed by federal and state regulations of banks, credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to local and national economic conditions, risks associated with rapid increase or decrease in prevailing interest rates, effects of mergers and acquisitions, effects of critical accounting policies and judgments, legal and regulatory developments and competition from banks and other financial institutions, as well as other risk factors described in the Company's 2011 Annual Report on Form 10-K. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended		For the Twelve Months ended
(in thousands, except per share data)	Dec 31, 2012	Dec 31, 2011	Dec 31, 2012	Dec 31, 2011
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$45,346	$39,463	$165,464	$142,840
Total interest expense	5,295	7,259	23,167	30,155
Net interest income	40,051	32,204	142,297	112,685
Provision for loan losses not covered under FDIC loss share	5,916	—	8,757	13,300
Provision for loan losses covered under FDIC loss share	653	(144)	14,033	2,803
Net interest income after provision for loan losses	33,482	32,348	119,507	96,582

NONINTEREST INCOME
Wealth Management revenue	1,775	1,668	7,300	6,841
Deposit service charges	1,465	1,428	5,664	5,091
(Loss) gain on sale of other real estate	(927)	(177)	2,225	862
State tax credit activity, net	1,027	1,135	2,207	3,645
Gain on sale of investment securities	—	2	1,156	1,450
Change in FDIC loss share receivable	(8,131)	(4,642)	(14,869)	(3,494)
Other income	1,215	1,187	5,401	4,113
Total noninterest income	(3,576)	601	9,084	18,508

NONINTEREST EXPENSE
Employee compensation and benefits	10,541	10,557	43,497	36,839
Occupancy	1,231	1,415	5,393	5,001
Furniture and equipment	402	385	1,636	1,601
Other	10,443	11,070	36,151	34,277
Total noninterest expenses	22,617	23,427	86,677	77,718

Income before income tax expense	7,289	9,522	41,914	37,372
Income tax expense	1,874	2,316	13,618	11,949
Net income	5,415	7,206	28,296	25,423
Dividends and accretion on preferred stock	(1,262)	(636)	(3,195)	(2,524)
Net income available to common shareholders	$4,153	$6,570	$25,101	$22,899

Basic earnings per share	$0.23	$0.37	$1.41	$1.37
Diluted earnings per share	$0.23	$0.36	$1.37	$1.34
Return on average assets	0.51%	0.77%	0.78%	0.74%
Return on average common equity	6.99%	12.81%	11.21%	12.67%
Efficiency ratio	62.01%	71.41%	57.26%	59.24%
Noninterest expenses to average assets	2.76%	2.74%	2.68%	2.51%

YIELDS (fully tax equivalent)
Loans not covered under FDIC loss share	4.94%	5.31%	5.08%	5.39%
Loans covered under FDIC loss share	33.42%	14.62%	22.87%	14.17%
Total portfolio loans	7.62%	6.65%	7.05%	6.38%
Securities	1.82%	2.10%	1.95%	2.54%
Federal funds sold	0.23%	0.24%	0.23%	0.26%
Yield on interest-earning assets	6.09%	5.32%	5.74%	5.21%
Interest-bearing deposits	0.67%	0.90%	0.76%	1.04%
Subordinated debt	4.54%	5.32%	4.80%	5.31%
Borrowed funds	1.57%	1.84%	1.63%	1.91%
Cost of paying liabilities	0.91%	1.12%	0.99%	1.27%
Net interest spread	5.18%	4.20%	4.75%	3.94%
Net interest rate margin	5.39%	4.35%	4.94%	4.12%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
(in thousands)	Dec 31, 2012	Sep 30, 2012	Jun 30, 2012	Mar 31, 2012	Dec 31, 2011
BALANCE SHEETS

ASSETS
Cash and due from banks	$21,906	$28,964	$29,832	$27,595	$20,791
Federal funds sold	51	30	58	77	143
Interest-bearing deposits	95,413	57,681	47,589	149,000	168,711
Debt and equity investments	654,506	626,719	614,237	520,642	607,709
Loans held for sale	11,792	8,245	4,928	5,813	6,494

Portfolio loans not covered under FDIC loss share	2,106,039	1,987,166	1,948,994	1,917,550	1,897,074
Less: Allowance for loan losses	34,330	34,222	36,304	37,596	37,989
Portfolio loans not covered under FDIC loss share, net	2,071,709	1,952,944	1,912,690	1,879,954	1,859,085
Portfolio loans covered under FDIC loss share, net of the allowance for loan losses	189,571	210,331	240,599	266,239	298,975
Portfolio loans, net	2,261,280	2,163,275	2,153,289	2,146,193	2,158,060

Other real estate not covered under FDIC loss share	9,327	12,549	17,443	19,655	17,217
Other real estate covered under FDIC loss share	17,173	18,810	19,832	25,725	36,471
Premises and equipment, net	21,121	21,469	21,739	21,543	18,986
State tax credits, held for sale	61,284	65,873	65,648	48,165	50,446
FDIC loss share receivable	61,475	75,851	88,436	172,497	184,554
Goodwill	30,334	30,334	30,334	30,334	30,334
Core deposit intangible	7,406	7,846	8,310	8,795	9,285
Other assets	72,718	76,046	81,459	69,120	68,578
Total assets	$3,325,786	$3,193,692	$3,183,134	$3,245,154	$3,377,779

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$686,805	$621,070	$623,956	$592,172	$585,479
Interest-bearing deposits	1,972,046	1,929,863	1,980,317	2,111,985	2,205,874
Total deposits	2,658,851	2,550,933	2,604,273	2,704,157	2,791,353
Subordinated debentures	85,081	85,081	85,081	85,081	85,081
FHLB advances	80,000	126,000	90,500	87,000	102,000
Other borrowings	245,070	147,104	132,479	105,888	154,545
Other liabilities	21,039	17,058	14,913	17,012	5,235
Total liabilities	3,090,041	2,926,176	2,927,246	2,999,138	3,138,214
Shareholders' equity	235,745	267,516	255,888	246,016	239,565
Total liabilities and shareholders' equity	$3,325,786	$3,193,692	$3,183,134	$3,245,154	$3,377,779

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except per share data)	Dec 31, 2012	Sep 30, 2012	Jun 30, 2012	Mar 31, 2012	Dec 31, 2011
EARNINGS SUMMARY
Net interest income	$40,051	$37,484	$34,133	$30,629	$32,204
Provision for loan losses not covered under FDIC loss share	5,916	1,048	75	1,718	—
Provision for loan losses covered under FDIC loss share	653	10,889	206	2,285	(144)
Wealth Management revenue	1,775	1,825	1,991	1,709	1,668
Noninterest income	(5,351)	6,007	(1,146)	2,274	(1,067)
Noninterest expense	22,617	21,282	21,414	21,364	23,427
Income before income tax expense	7,289	12,097	13,283	9,245	9,522
Net income	5,415	7,930	8,766	6,185	7,206
Net income available to common shareholders	4,153	7,282	8,122	5,544	6,570
Diluted earnings per share	$0.23	$0.39	$0.44	$0.31	$0.36
Return on average common equity	6.99%	12.62%	14.99%	10.54%	12.81%
Net interest rate margin (fully tax equivalent)	5.39%	5.21%	4.81%	4.33%	4.35%
Efficiency ratio	62.01%	46.96%	61.22%	61.73%	71.41%
MARKET DATA
Book value per common share	$13.09	$13.00	$12.44	$11.94	$11.61
Tangible book value per common share	$10.99	$10.88	$10.28	$9.74	$9.38
Market value per share	$13.07	$13.60	$10.96	$11.74	$14.80
Period end common shares outstanding	18,012	17,964	17,857	17,796	17,774
Average basic common shares	17,950	17,876	17,833	17,790	17,754
Average diluted common shares	18,044	19,415	19,286	19,243	19,226
ASSET QUALITY
Net charge-offs	$5,808	$3,130	$1,367	$2,111	$4,894
Nonperforming loans	38,727	32,058	40,555	47,184	41,622
Nonperforming loans to total loans	1.84%	1.61%	2.08%	2.46%	2.19%
Nonperforming assets to total assets*	1.44%	1.40%	1.82%	2.06%	1.74%
Allowance for loan losses to total loans	1.63%	1.72%	1.86%	1.96%	2.00%
Net charge-offs to average loans (annualized)	1.15%	0.64%	0.28%	0.45%	1.04%

CAPITAL
Tier 1 capital to risk-weighted assets	10.88%	12.75%	12.51%	12.48%	12.40%
Total capital to risk-weighted assets	12.30%	14.12%	13.88%	13.85%	13.78%
Tier 1 common equity to risk-weighted assets	7.70%	7.91%	7.62%	7.46%	7.32%
Tangible common equity to tangible assets	6.02%	6.19%	5.84%	5.41%	4.99%

AVERAGE BALANCES
Portfolio loans not covered under FDIC loss share	$2,013,714	$1,949,181	$1,931,903	$1,891,883	$1,872,282
Portfolio loans covered under FDIC loss share	209,978	233,272	250,965	279,700	314,948
Loans held for sale	8,476	6,376	5,547	5,848	4,886
Earning assets	2,988,345	2,889,968	2,881,915	2,877,252	2,970,992
Total assets	3,255,051	3,187,999	3,214,013	3,266,856	3,385,845
Deposits	2,652,811	2,598,506	2,668,428	2,707,042	2,838,536
Shareholders' equity	249,964	263,363	251,491	244,944	236,548

LOAN PORTFOLIO
Commercial and industrial	$962,884	$880,394	$841,383	$792,055	$763,202
Commercial real estate	819,709	801,880	801,983	806,997	811,570
Construction real estate	160,911	146,236	142,474	148,494	140,147
Residential real estate	145,558	146,940	149,410	157,706	171,034
Consumer and other	16,977	11,716	13,744	12,298	11,121
Portfolio loans covered under FDIC loss share	201,118	221,433	242,488	269,249	300,610
Total loan portfolio	$2,307,157	$2,208,599	$2,191,482	$2,186,799	$2,197,684

* Excludes ORE covered by FDIC shared-loss agreements, except for their inclusion in total assets.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands)	Dec 31, 2012	Sep 30, 2012	Jun 30, 2012	Mar 31, 2012	Dec 31, 2011
DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$686,805	$621,070	$623,956	$592,172	$585,479
Interest-bearing transaction accounts	272,753	259,902	275,288	265,604	253,504
Money market and savings accounts	1,119,583	1,056,768	1,027,655	1,126,756	1,135,449
Certificates of deposit	579,710	613,193	677,374	719,625	816,921
Total deposit portfolio	$2,658,851	$2,550,933	$2,604,273	$2,704,157	$2,791,353

YIELDS (fully tax equivalent)
Loans not covered under FDIC loss share	4.94%	5.00%	5.17%	5.23%	5.31%
Loans covered under FDIC loss share	33.42%	26.51%	20.15%	14.24%	14.62%
Total portfolio loans	7.62%	7.29%	6.89%	6.39%	6.65%
Securities	1.82%	2.01%	1.96%	2.04%	2.10%
Federal funds sold	0.23%	0.23%	0.23%	0.25%	0.24%
Yield on interest-earning assets	6.09%	5.96%	5.63%	5.25%	5.32%
Interest-bearing deposits	0.67%	0.72%	0.79%	0.84%	0.90%
Subordinated debt	4.54%	4.59%	4.63%	5.43%	5.32%
Borrowed funds	1.57%	1.49%	1.70%	1.76%	1.84%
Cost of paying liabilities	0.91%	0.95%	1.01%	1.08%	1.12%
Net interest spread	5.18%	5.01%	4.62%	4.17%	4.20%
Net interest rate margin	5.39%	5.21%	4.81%	4.33%	4.35%

WEALTH MANAGEMENT
Trust Assets under management	$857,119	$846,532	$836,351	$840,081	$831,931
Trust Assets under administration	1,807,172	1,637,278	1,601,441	1,666,943	1,602,969

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

RECONCILIATIONS OF U.S. GAAP FINANCIAL MEASURES

	At the Quarter Ended
(In thousands)	Dec 31 2012	Sep 30 2012	Jun 30 2012	Mar 31 2012	Dec 31 2011
TIER 1 COMMON EQUITY TO RISK-WEIGHTED ASSETS

Shareholders' equity	$235,745	$267,516	$255,888	$246,016	$239,565
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(7,406)	(7,846)	(8,310)	(8,795)	(9,285)
Less: Unrealized gains	(7,790)	(9,388)	(6,140)	(4,744)	(3,602)
Plus: Qualifying trust preferred securities	78,600	80,100	80,100	80,100	79,874
Other	55	56	56	57	57
Tier 1 capital	$268,870	$300,104	$291,260	$282,300	$276,275
Less: Preferred stock	—	(33,914)	(33,703)	(33,496)	(33,293)
Less: Qualifying trust preferred securities	(78,600)	(80,100)	(80,100)	(80,100)	(79,874)
Tier 1 common equity	$190,270	$186,090	$177,457	$168,704	$163,108

Total risk weighted assets determined in accordance with prescribed regulatory requirements	$2,471,668	$2,353,251	$2,327,624	$2,262,209	$2,227,958

Tier 1 common equity to risk weighted assets	7.70%	7.91%	7.62%	7.46%	7.32%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS

Shareholders' equity	$235,745	$267,516	$255,888	$246,016	$239,565
Less: Preferred stock	—	(33,914)	(33,703)	(33,496)	(33,293)
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(7,406)	(7,846)	(8,310)	(8,795)	(9,285)
Tangible common equity	$198,005	$195,422	$183,541	$173,391	$166,653

Total assets	$3,325,786	$3,193,692	$3,183,134	$3,245,154	$3,377,779
Less: Goodwill	(30,334)	(30,334)	(30,334)	(30,334)	(30,334)
Less: Intangible assets	(7,406)	(7,846)	(8,310)	(8,795)	(9,285)
Tangible assets	$3,288,046	$3,155,512	$3,144,490	$3,206,025	$3,338,160

Tangible common equity to tangible assets	6.02%	6.19%	5.84%	5.41%	4.99%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN

Net interest income (fully tax equivalent)	$40,472	$37,878	$34,473	$30,972	$32,572
Less: Incremental accretion income	(14,163)	(11,912)	(8,567)	(5,279)	(6,896)
Core net interest income	$26,309	$25,966	$25,906	$25,693	$25,676

Average earning assets	$2,988,345	$2,889,968	$2,881,915	$2,877,252	$2,970,992
Reported net interest margin	5.39%	5.21%	4.81%	4.33%	4.35%
Core net interest margin	3.50%	3.57%	3.62%	3.59%	3.43%